As filed with the Securities and Exchange Commission on September 11, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AVANIR PHARMACEUTICALS

(Exact Name of Registrant as Specified in its Charter)

California	33-0314804
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

11388 Sorrento Valley Road, Suite 200
San Diego, California 92121
(Address of Principal Executive Offices)

AVANIR PHARMACEUTICALS
2003 EQUITY INCENTIVE PLAN
(Full Title of the Plan)

Gerald J. Yakatan, Ph.D.
11388 Sorrento Valley Road, Suite 200
San Diego, California 92121
Telephone: (858) 622-5200
Facsimile: (858) 658-7447
(Name and Address of Agent For Service)

Copy to:
Alan Jacobs, Esq.
HELLER EHRMAN WHITE & MCAULIFFE LLP
4350 La Jolla Village Drive, 7th Floor
San Diego, California 92122-1246
Telephone: (858) 450-8400
Facsimile: (858) 450-8499

CALCULATION OF REGISTRATION FEE

	Amount	Proposed Maximum	Proposed Maximum	Amount of
Title of Securities	to be	Offering Price	Aggregate	Registration
to be Registered	Registered (1)	per Share (2)	Offering Price (1)	Fee

Class A Common Stock, no par value per share	2,500,000 (3)	$1.69	$4,225,000	$342

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction under the anti-dilution provisions of the registrant’s 2003 Equity Incentive Plan or the forms of awards granted thereunder. Each share of Class A Common Stock includes certain purchase rights issued pursuant to that certain Rights Agreement, dated as of March 5, 1999, between the Registrant and American Stock Transfer & Trust Company.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act of 1933, and based on the average of the high and low sale prices of the Registrant’s Class A Common Stock, as quoted on the American Stock Exchange, on September 10, 2003.

(3)	Consists of 2,500,000 shares of Class A Common Stock issuable under the 2003 Equity Incentive Plan.

Part II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents, which have been filed with or furnished to the Securities and Exchange Commission (the “Commission”) by the Registrant are incorporated herein by reference and made a part hereof:

(a)	The Registrant’s latest Annual Report on Form 10-K for the fiscal year ended September 30, 2002 filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”);

(b)	The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended June 30, 2003, March 31, 2003 and December 31, 2002;

(c)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above; and

(d)	The description of the Class A Common Stock of the Registrant contained in the Registrant’s Registration Statement on Form 8-A filed on April 5, 2000 pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the effective date of this Registration Statement, prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     None.

Item 6. Indemnification of Directors and Officers.

     Sections 204(a)(10) and (11), 204.5 and 317 of the California General Corporation Law (“CGCL”) permit a California corporation to indemnify its officers, directors, employees and agents under certain conditions. The Restated Articles of Incorporation, as amended, of Avanir Pharmaceuticals limit the personal liability of its directors under certain circumstances and authorize the Corporation to provide, whether by bylaw, agreement or resolution of the Board of Directors or shareholders, for indemnification to its officers, directors, employees and agents in excess of that expressly permitted by Section 3.17 of the CGCL for breach of duty to the Corporation and its shareholders to the fullest extent permissible under California law. The Corporation’s bylaws provide that it shall indemnify directors and others to the full extent permitted by the CGCL or any other applicable law. The Corporation has entered into indemnification agreements with certain of its officers and directors.

     The Corporation has maintained and continues to maintain directors’ and officers’ liability insurance policies, which provide coverage for its officers and directors.

Item 7. Exemption from Registration Claimed.

     Not applicable.

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Item 8. Exhibits.

Exhibit No.	Description

4.1**	Form of Class A Common Stock Certificate
5.1	Opinion of Heller Ehrman White & McAuliffe LLP
15.1	Letter on unaudited interim financial information
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Heller Ehrman White & McAuliffe LLP (filed as a part of Exhibit 5)
24.1	Power of attorney (set forth on signature page)
99.1*	Avanir Pharmaceuticals 2003 Equity Incentive Plan
99.2*	Form of Non-Qualified Stock Option Award Notice for use with 2003 Equity Incentive Plan
99.3*	Form of Restricted Stock Grant Notice for use with 2003 Equity Incentive Plan
99.4*	Form of Restricted Stock Grant Notice (cash consideration) for use with 2003 Equity Incentive Plan

*	Filed as an exhibit to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 and incorporated herein by reference.

**	Filed as an exhibit to the Registrant’s Registration Statement on Form S-1 (File No. 33-32742) declared effective by the Commission on May 8, 1990 and incorporated herein by reference.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

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     (b)  The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Diego, California, on September 11, 2003.

Avanir Pharmaceuticals

By:	/s/ Gerald J. Yakatan, Ph.D.

Gerald J. Yakatan, Ph.D.
President and Chief Executive Officer

POWER OF ATTORNEY

     Each of the undersigned hereby constitutes and appoints Gerald J. Yakatan, Ph.D. and Gregory P. Hanson jointly and severally, his or her attorneys-in-fact, each with power of substitution, in his name and in the capacity indicated below, to sign any and all further amendments (including post-effective amendments) to this registration statement on Form S-8 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Gerald J. Yakatan, Ph.D. Gerald J. Yakatan, Ph.D.	President and Chief Executive Officer (Principal Executive Officer)	September 11, 2003

/s/ Gregory P. Hanson Gregory P. Hanson	Vice President, Finance, Chief Financial Officer, and Secretary (Principal Accounting and Financial Officer)	September 11, 2003

/s/ Stephen G. Austin	Director	September 11, 2003

Stephen G. Austin

/s/ Dennis J. Carlo, Ph.D.	Director	September 11, 2003

Dennis J. Carlo, Ph.D.

/s/ Michael W. George	Director	September 11, 2003

Michael W. George

/s/ James B. Glavin	Director	September 11, 2003

James B. Glavin

/s/ Susan Golding	Director	September 11, 2003

Susan Golding

/s/ Charles A. Mathews	Director	September 11, 2003

Charles A. Mathews

/s/ Harold F. Oberkfell	Director	September 11, 2003

Harold F. Oberkfell

/s/ Kenneth E. Olson	Director	September 11, 2003

Kenneth E. Olson

EXHIBIT INDEX

Exhibit No.	Description

4.1**	Form of Class A Common Stock Certificate
5.1	Opinion of Heller Ehrman White & McAuliffe LLP
15.1	Letter on unaudited interim financial information
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Heller Ehrman White & McAuliffe LLP (filed as a part of Exhibit 5)
24.1	Power of attorney (set forth on signature page)
99.1*	Avanir Pharmaceuticals 2003 Equity Incentive Plan
99.2*	Form of Non-Qualified Stock Option Award Notice for use with 2003 Equity Incentive Plan
99.3*	Form of Restricted Stock Grant Notice for use with 2003 Equity Incentive Plan
99.4*	Form of Restricted Stock Grant Notice (cash consideration) for use with 2003 Equity Incentive Plan

*	Filed as an exhibit to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 and incorporated herein by reference.

**	Filed as an exhibit to the Registrant’s Registration Statement on Form S-1 (File No. 33-32742) declared effective by the Commission on May 8, 1990 and incorporated herein by reference.